Exhibit 99.1

July 25, 2019
Ed Vallejo
Vice President, Investor Relations
856-955-4445
edward.vallejo@amwater.com

Maureen Duffy
Vice President, Communications
856-955-4163
maureen.duffy@amwater.com

American Water Appoints Three New Independent Members to its Board of Directors

CAMDEN, N.J., July 25, 2019 - American Water Works Company, Inc. (NYSE: AWK), the largest publicly traded U.S. water and wastewater utility company, today announced that Kimberly J. Harris, Patricia L. Kampling and Lloyd M. Yates have been appointed as independent members of the company's board of directors effective July 25, 2019.

"American Water is thrilled to have Kimberly, Pat and Lloyd join our board of directors," said Karl Kurz, chairman of the board of American Water. "Each of these senior executives brings an abundance of experience in and dedication to safety, environmental stewardship and regulated utility operations which will strengthen our board and provide tremendous national utility and customer perspectives."

Since 2011, Harris has served as president and CEO of Puget Sound Energy (PSE), Washington State’s largest utility serving more than 1.5 million customers across 10 counties. Under her leadership, PSE is focusing on renewables and low carbon resources that meet customer expectations for affordability and dependability while lessening environmental impacts.

Harris is personally committed to safety and has made safety the first and top priority at Puget Sound Energy. She has been selected by the National Safety Council as one of the “CEOs Who Get It.”

Prior to her current role, Harris was PSE’s chief resources officer. She practiced law with

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Perkins Coie before joining PSE in 1999. She is the past chair of the American Gas Association and Washington Roundtable. In October 2014, she joined the U.S. Bancorp Board of Directors.

Harris earned a bachelor's degree from San Diego State University and a juris doctor degree from Arizona State University.

Kampling is the former chairman and chief executive officer of Alliant Energy Corporation, a Madison, Wisconsin-based energy company that provides nearly 1.5 million customers in Iowa and Wisconsin with electricity and natural gas service. She retired from both positions effective July 1, 2019.

Alliant achieved significant success during Kampling’s leadership. She also guided the company through its journey toward a cleaner, smarter energy future with a focus that promoted environmental stewardship while providing customers with access to a more resilient energy grid and a diverse, sustainable energy mix.

Kampling continues to be a strong advocate for workforce development and community vitality, and she actively supports STEM-related education programs and partnerships with non-profit organizations that focus on education, families and the environment.

She serves on the Board of Directors of Briggs & Stratton Corporation and is also on the Board of Trustees of the Wisconsin chapter of The Nature Conservancy.

Kampling holds bachelor’s degrees in Engineering and Economics from Swarthmore College in Pennsylvania and an MBA from the University of Chicago Booth School, and she holds a Professional Engineer License.

Yates serves as executive vice president of Duke Energy and president of its Carolinas Region. He is responsible for aligning customer-focused products and services to deliver a personalized end-to-end customer experience that positions Duke Energy for long-term growth. In addition, he has responsibility for the profit/loss, strategic direction and performance of the company's regulated utilities in North Carolina and South Carolina.

Yates has over 35 years of experience in the energy industry, including the areas of nuclear generation, fossil generation and energy delivery. He previously served as executive vice president of regulated

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utilities for Duke Energy, where he had responsibility for the company’s utility operations in six states. He also had responsibility for federal government affairs, as well as environmental and energy policy at the state and federal levels.

In 2014, Yates was elected president and chairman of the Association of Edison Illuminating Companies. He is also on the board of directors of Marsh & McLennan Companies, Inc., a global professional services firm, and Big Brothers Big Sisters.

Yates earned a bachelor's degree in mechanical engineering from the University of Pittsburgh and an MBA from St. Joseph's University in Philadelphia.

"I have watched these three exemplary utility executives over the years transform their respective companies through their integrity, experience, people leadership and commitment to customers,” said Susan Story, president and CEO of American Water. “Kimberly also brings a deep knowledge of how utilities must evolve technologically, having led her company to serve some of the world’s largest and leading tech companies in Washington State. Pat is a recently retired S&P 500 company CEO who has a passion for water and the environment along with her extensive knowledge of energy. Lloyd has extensive experience in risk management and multiple state regulatory operations, as well as cyber and business continuity. We are honored to have three experienced and talented individuals become part of American Water's Board of Directors.”

American Water’s Board of Directors now consists of eleven members.

With a history dating back to 1886, American Water is the largest and most geographically diverse U.S. publicly traded water and wastewater utility company. The company employs more than 7,100 dedicated professionals who provide regulated and market-based drinking water, wastewater and other related services to more than 14 million people in 46 states. American Water provides safe, clean, affordable and reliable water services to our customers to make sure we keep their lives flowing. For more information, visit amwater.com and follow American Water on Twitter, Facebook and LinkedIn.

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